THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE BORROWER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THE NOTE (CONCURRED IN BY LEGAL COUNSEL FOR THE BORROWER) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE BORROWER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

Loan Amount: $150,000 Spokane, Washington
Interest Rate: 12% May 31, 2001

FOR VALUE RECEIVED, the undersigned, SVI Solutions, Inc., a Delaware corporation ("Borrower"), hereby promises to pay to the order of Koyah Partners, L.P. ("Lender"), at such places and times and under the terms and conditions set forth below, the amounts, including interest, set forth below.

    Principal Amount. Borrower hereby borrows from Lender and Lender hereby loans to Borrower the principal amount of One Hundred Fifty Thousand Dollars ($150,000), which principal amount shall incur interest and otherwise be subject to the terms and conditions set forth herein.

    Payments. The entire principal balance of this Promissory Note (this "Note"), together with all accrued but unpaid interest thereon, shall be due and payable on August 30, 2001 (the "Maturity Date"). The principal balance of this Note shall accrue interest at the rate of twelve percent (12%) per annum.

    Prepayment. Borrower shall have the right to prepay the principal balance of this Note, in part or in full, together with all accrued but unpaid interest thereon, upon ten (10) days prior written notice to Lender.

    Collection Costs Borne by Borrower. Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Lender in enforcing the terms of this Note in collecting this Note, including without limitation in any out-of-court workout, any court action, any appeal or any bankruptcy proceeding.

    Late Charge. If any payment of principal or interest under this Note shall not be made within five (5) days after the due date, Borrower agrees to pay, in addition to the unpaid principal or interest, interest on such defaulted amount from the due date, up to the date of actual payment (after as well as before judgment) at a rate of five percent (5%) per annum above the rate which would have been payable under this Note or the maximum rate of interest permitted to be charged by applicable law, whichever is less.

    Governing Law. This Note shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

    Successors. This Note shall be binding upon Borrower and the permitted successors and assigns of Borrower. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

    Severability. If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

    Conversion of Note. At the option of Lender, the outstanding principal balance of this Note and all accrued but unpaid interest thereon, at any time prior to payment thereof, may be converted, in whole or in part, into duly authorized, fully paid and non-assessable shares of common stock, par value $.0001 per share, of the Company ("Common Stock") at a conversion price of $1.35 per share (subject to appropriate adjustment in the event of any stock splits, stock dividends or similar events). Lender may exercise such conversion right by providing written notice to Borrower. Such conversion shall be effective immediately upon giving such notice and as of such date Borrower shall be treated for all purposes as the holder of the shares issuable upon conversion. As soon as practicable after such conversion, Borrower, at its expense, shall cause to be issued in the name of and delivered to Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such conversion. No fractional shares shall be issued upon such conversion. If upon such conversion a fractional share results, the number of shares to be issued upon conversion shall be rounded to the next highest whole number.

    Representations of Lender. By acceptance of this Note, Lender represents to Borrower that Lender is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that this Note and any securities issuable upon any conversion thereof are being acquired for Lender's own account and for the purpose of investment and not with a view to, or for sale in connection with, the distribution of the same, nor with any present intention of distributing or selling the same.

    No Shareholder Rights. This Note shall not entitle Lender to any voting rights or any other rights as a shareholder of Borrower until any conversion of this Note.

    Warrant. As additional consideration for making the loans evidenced by this Note, Borrower shall issue to Lender a Warrant, in the form attached hereto as Exhibit A (the "Warrant"), to purchase two hundred fifty (250) shares of Common Stock for each one thousand dollars ($1,000) of original principal amount of this Note.

    Registration Rights. As further additional consideration for making the loan(s) evidenced by this Note, Borrower hereby agrees that any shares of Common Stock issued upon any conversion of this Note or upon any exercise of the Warrant shall be entitled to the same registration rights contained in the Investor's Rights Agreement dated as of December 22, 2000 among Borrower and the Investors party thereto (the "Investor's Rights Agreement") and for all purposes shall be considered Registrable Securities (as defined in the Investor's Rights Agreement), except that the provisions of Section 1.3 of the Investor's Rights Agreement shall not apply to such shares.

    Conditions to Loan. As conditions to making the loan(s) to Borrower evidenced by this Note, (i) on the date hereof, Borrower shall obtain and deliver to Lender a subordination letter (the "Subordination Letter"), in form and substance acceptable to Lender in Lender's sole discretion, of Softline Limited, a South African corporation ("Softline"), to subordinate any and all debt owed to Softline by Borrower to the debt evidenced by this Note, (ii) on the date hereof, Borrower shall execute and deliver to Lender the Warrant and (iii) within ten (10) business days after the date hereof, Borrower shall obtain and deliver to Lender a Subordination Agreement (the "Subordination Agreement"), in form and substance acceptable to Lender in its sole discretion, of Softline to more fully memorialize the full subordination of such debt owed to Softline by Borrower to the debt evidenced by this Note (it being understood that Lender already has provided Borrower the form of Subordination Agreement acceptable to Lender). Borrower hereby agrees to satisfy such conditions and that failure to satisfy any such conditions on or before the date specified above shall constitute a Default (as defined below) under this Note.

    Agreed Terms for Softline/SSII Transaction. Borrower has had discussions with Softline and Schmulik Stein International Investments Limited ("SSII") regarding a possible transaction involving (i) conversion of the debt owed to Softline by Borrower into shares of Common Stock and (ii) transfer by Softline to SSII of the shares of Common Stock resulting from such conversion and/or the shares of Common Stock already held by Softline. Borrower has informed Lender that Borrower is willing to engage in any such debt-equity conversion only on certain terms and Borrower desires to make certain agreements with Lender regarding the terms of such debt-equity conversion. Borrower hereby agrees not to engage in any such debt-equity conversion or similar transaction unless (x) SSII enters into an agreement with Borrower (for the benefit of Lender as well) containing (a) a "standstill" provision restricting SSII or any of its affiliates from acquiring any additional shares of Common Stock or other stock of Borrower for a period of twelve (12) months after such transfer from Softline and (b) a method of disposition provision restricting SSII or any of its affiliates from selling or otherwise disposing of any shares of Common Stock or other stock of Borrower held by them for a period of twelve (12) months after such transfer (and Borrower shall also use its best efforts to obtain SSII's agreement to a period of eighteen (18) months or longer) except on the American Stock Exchange or such other exchange as the Common Stock or other stock may then be listed, (y) such debt equity conversion occurs at a conversion or similar transaction price of not less than $1.00 per share of Common Stock and (2) the shares acquired by SSII will be "restricted securities" under Rule 144 under the Securities Act.

    Defaults. Each of the following shall constitute a default under this Note (a "Default"):

      Failure by Borrower to make any payment due under this Note or under any other agreement with Lender, Koyah Leverage Partners, L.P. or Koyah Community Partners, L.P. (collectively, the "Affiliated Lenders") within five (5) days of its due date; failure by Borrower to satisfy the conditions set forth in Section 14 on or before the date specified therein; or failure by Borrower to comply with the provisions of any other covenant, obligation or term of this Note or any other agreement with the Affiliated Lenders which shall unremedied for five (5) days after written notice from the Affiliated Lenders;

      Failure by Borrower to pay when due any other indebtedness or obligations in excess of two hundred thousand dollars ($200,000) which shall continue after the applicable grace period, if any, specified in the agreement relating to such indebtedness or obligation; failure by Borrower to comply with the provisions of any other covenant, obligation or term of any agreement relating to such indebtedness or obligation which shall continue after the applicable grace period, if any, specified in such agreement if the effect of such failure is to accelerate, or permit the acceleration of, the due date of such indebtedness or obligation; or any such indebtedness or obligation shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity date thereof;

      Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions to any court for a receiver or trustee for Borrower or any substantial part of its property, commences any proceeding relating to the arrangement, readjustment, reorganization or liquidation under any bankruptcy or similar laws; there is commenced against Borrower any such proceedings which remain undismissed for a period of thirty (30) days; or Borrower by any act indicates its consent or acquiescence in any such proceeding or the appointment of any such trustee or receiver;

      Occurrence of any extraordinary situation which gives Lender reasonable grounds to believe that Borrower will or may not be able to perform its obligations under this Note or any other agreement with the Affiliated Lenders; or

    (e) The provisions of any covenant, agreement or term of the Subordination Letter or Subordination Agreement shall for any reason be invalidated or otherwise cease to be in full force and effect; the debt evidenced by this Note shall for any reason not have the seniority and priority contemplated by the provisions of the Subordination Letter or Subordination Agreement; Softline or Borrower shall fail to comply with the provisions of any covenant, obligation or term of the Subordination Letter or Subordination Agreement; or Softline shall revoke or repudiate or attempt to contest any of its obligations under the Subordination Letter or Subordination Agreement.

    Acceleration; No Exclusive Remedy. Upon written notice from Lender of a Default, Lender may declare, by written notice to Borrower, that all principal and accrued interest hereunder shall be immediately due and payable to Lender. Notwithstanding anything to the contrary herein, Lender shall be entitled to any and all remedies available to it in the event of a Default hereunder and Lender's pursuance of any particular remedy shall not preclude Lender from seeking any other remedies available to it at law or in equity.

    Notices. Any notice under this Note shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

    "Borrower"

    SVI Solutions, Inc.

    12707 Highbluff Drive, Suite 355

    San Diego, CA 92130

    Fax: 858-481-9703

    Attention: Kevin O'Neill

    "Lender"

    Koyah Partners, L.P.

    c/o ICM Asset Management, Inc.

    601 W. Main Avenue, Suite 600

    Spokane, WA 99201

    Fax: 509-444-4500

    Attention: Robert Law

    Costs and Expenses. Borrower shall pay the costs and expenses of legal counsel to the Affiliated Lenders (i) in connection with this Note, the Subordination Letter, the Subordination Agreement and the Warrant and the transactions contemplated hereby and thereby and (ii) in connection with the registration on Form S-3 contemplated by the Investor's Rights Agreement and Lender may withhold such costs and expenses or estimates thereof out of the proceeds of the loan to be disbursed to Borrower evidenced by this Note.

    Miscellaneous.

      No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note.

      Borrower hereby waives presentation for payment, demand, notice of demand and of dishonor and non-payment of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party. The pleading of any statute of limitations as a defense to any demand against the Borrower, any endorsers, guarantors and sureties of this Note is expressly waived by each and all of such parties to the extent permitted by law. Time is of the essence under this Note.

      Any payment hereunder shall first be applied to any collections costs, then against accrued and unpaid interest hereunder and then against the outstanding principal balance of this Note.

      This Note, together with the Subordination Letter, the Subordination Agreement and the Warrant, constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior discussions, negotiations, understandings or agreements of the parties with respect to such subject matter.

(e) All payments under this Note shall be made without set-off, deduction or counterclaim.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate name by its duly authorized officer and dated the day and year first above written.

SVI SOLUTIONS, INC.

By:______________________

Its:______________________

W:\28\601\00009\A\005 Koyah Note.doc